AGREEMENT AND PLAN OF MERGER OF
                    EQUITABLE VARIABLE LIFE INSURANCE COMPANY
                        WITH AND INTO THE EQUITABLE LIFE
                     ASSURANCE SOCIETY OF THE UNITED STATES
                     --------------------------------------


         THIS AGREEMENT AND PLAN OF MERGER (this "Agreement and Plan of Merger"), dated as of September 19, 1996, is by and between The Equitable Life Assurance Society of the United States, a New York corporation having its principal place of business at 787 Seventh Avenue, New York, New York 10019 ("Equitable Life"), and Equitable Variable Life Insurance Company, a New York corporation having its principal place of business at 787 Seventh Avenue, New York, New York 10019 ("EVLICO") (the foregoing corporations hereinafter sometimes referred to as the "Constituent Companies").

         WHEREAS, Equitable Life and EVLICO are corporations duly organized and validly existing under the laws of the State of New York and duly licensed as stock life insurance companies under the New York Insurance Law (the "Insurance Law");

         WHEREAS, EVLICO has authorized capital stock consisting of 5 million shares of Common Stock (the "EVLICO Common Stock"), $1.00 par value, of which at the date hereof 1.5 million shares are issued and outstanding and owned by Equitable Life and are the only shares of stock of EVLICO entitled to vote on this Agreement and Plan of Merger;

         WHEREAS, Equitable Life has authorized capital stock consisting of 2 million shares of Common Stock (the "Equitable Common Stock"), $1.25 par value, all of which shares on the date hereof are issued and outstanding and owned by The Equitable Companies Incorporated, a Delaware corporation having its principal place of business at 787 Seventh Avenue, New York, New York, 10019. The issued and outstanding shares of Equitable Common Stock are the only shares of stock of Equitable Life entitled to vote on this Agreement and Plan of Merger; and

         WHEREAS, the Boards of Directors of Equitable Life and EVLICO deem it advisable and in the best interest of the policyholders and contract holders of their respective companies to effect the merger (the "Merger") of EVLICO and Equitable Life with and into Equitable Life as the surviving company, and the Board of Directors and sole stockholder, respectively, of each of Equitable Life and EVLICO have duly approved and adopted this Agreement and Plan of Merger.

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         NOW THEREFORE, in consideration of the premises and the mutual covenants and agreements herein contained, it is hereby agreed by and between the parties hereto that EVLICO shall be merged with and into Equitable Life pursuant to Article 71 of the Insurance Law and in accordance with this Agreement and Plan of Merger.

                                    ARTICLE 1
                                    ---------
                                Surviving Company
                                -----------------

         Section 1.1 The Surviving Company. The surviving company of the Merger (the "Surviving Company") shall be Equitable Life.

         Section 1.2 Charter. The proposed Restated Charter of the Surviving Company is annexed hereto as Exhibit A.

         Section 1.3 By-Laws. The By-Laws of Equitable Life in effect at the Effective Time of the Merger (as hereinafter defined) shall be the By-Laws of the Surviving Company.

                                    ARTICLE 2
                                    ---------
Terms and Conditions of the Merger and Mode of Carrying the Merger into Effect
------------------------------------------------------------------------------

         Section 2.1 General. Subject to and upon the terms and conditions of this Agreement and Plan of Merger, upon the Effective Time of the Merger, EVLICO shall be merged with and into Equitable Life and Equitable Life shall continue as the Surviving Company as permitted and provided by Section 7102 of the Insurance Law. All of the EVLICO Common Stock issued and outstanding immediately prior to the Effective Time of the Merger shall, at the Effective Time of the Merger, be cancelled. All of the Equitable Common Stock issued and outstanding immediately prior to the Effective Time of the Merger shall remain unchanged.

         Section 2.2 Consents, Approvals, Etc. to be Obtained by the Parties to the Merger. Equitable Life and EVLICO shall each obtain all necessary consents and approvals of, permits from, and assurances of no objection to the Merger or other rulings from, the appropriate governmental authorities, including the following:

           (a) approval by the New York Insurance Department to consummate the Merger pursuant to Section 7105 of the Insurance Law; and

           (b) approval by the New York Insurance Department of one or more plans of operation of Equitable Life separate accounts which will continue the operations of EVLICO separate accounts in operation at the Effective Time of the Merger as separate accounts of Equitable Life.


         Section 2.3 Effective Time of the Merger. This Agreement and Plan of Merger shall be duly executed and attested and a certified copy thereof, together with certificates of its adoption as provided for in the Insurance Law and certificates as to fees, commissions or other compensations or valuable considerations paid or to be paid in connection with the Merger, shall be submitted for approval to the Superintendent of Insurance of the State of New York (the "Superintendent"). Following the receipt of such approval from the Superintendent and the fulfillment of the conditions set forth herein, a certified copy of this Agreement and Plan of Merger, with evidence of the approval of the Superintendent endorsed thereon, shall be filed in the office of the Clerk of the County of New York, where the principal office of each of Equitable Life and EVLICO is located. Subject to the foregoing, the Merger shall become effective at 12:01 a.m. on January 1, 1997 (the "Effective Time of the Merger").

                                    ARTICLE 3
                                    ---------
                   Other Provisions with Respect to the Merger
                   -------------------------------------------

         Section 3.1. Effect of the Merger. At the Effective Time of the Merger, the separate existence of EVLICO shall cease and, in accordance with the provisions of this Agreement and Plan of Merger, EVLICO shall be merged with and into Equitable Life, and Equitable Life shall survive the Merger and shall continue in existence and shall possess all the rights, privileges, immunities, powers and purposes of each of the Constituent Companies. All the rights, franchises and interests in and to every species of property, real, personal, and mixed, including things in action, causes of action and every other asset of the Constituent Companies, shall vest in the Surviving Company without further act or deed, except that if the Surviving Company shall at any time deem it desirable that any further assignment or assurance shall be given to fully accomplish the purposes of the Merger, the directors and officers of EVLICO shall do all things necessary, including the execution of any and all relevant documents, to carry out the intent and purposes of this Agreement and Plan of Merger. No liability or obligation due or to become due, or claim or demand for any cause existing against either Constituent Company, or any policyholder, shareholder, officer, or director thereof, shall be released or impaired by the Merger. No action or proceeding, civil or criminal, then pending by or against either Constituent Company, or any policyholder, shareholder, officer, or director thereof, shall be abated or discontinued by the Merger, but may be enforced, prosecuted, settled or compromised as if the Merger had not occurred, or Equitable Life, as the Surviving Company, may be substituted in place of EVLICO by order of the court in which the action or proceeding may be pending. From and after the Effective Time of the Merger, Equitable Life shall be liable in place of EVLICO for all the liabilities and obligations of EVLICO, including liabilities under policies and contracts issued by EVLICO.

         Section 3.2. Abandonment of the Merger. If, at any time prior to the Effective Time of the Merger, events or circumstances occur which, in the opinion of a majority of the Board of Directors of either of the Constituent Companies, render it inadvisable to consummate the Merger, this Agreement and Plan of Merger shall not become effective even though previously approved and adopted by the Board of Directors and sole shareholder, respectively, of each of Equitable Life and EVLICO.

         Section 3.3. Expenses of the Merger. Equitable Life shall pay all the expenses of carrying this Agreement and Plan of Merger into effect and of accomplishing the Merger.

         Section 3.4. Counterparts. For the convenience of the parties and to facilitate approval of this Agreement and Plan of Merger, any number of counterparts hereof may be executed, and each such executed counterpart shall be deemed to be an original instrument.

         Section 3.5. Governing Law. This Agreement and Plan of Merger has been executed in and shall be governed by and construed under the laws of the State of New York.

         IN WITNESS WHEREOF, this Agreement and Plan of Merger has been duly executed and delivered by the duly authorized officers of Equitable Life and EVLICO on the date first above written.

                                        THE EQUITABLE LIFE ASSURANCE
                                        SOCIETY OF THE UNITED STATES
[Seal]

Attest:

/s/ Pauline Sherman                        /s/ James M. Benson
--------------------------              By:------------------------------------
Secretary                                  President and Chief Executive Officer



                                        EQUITABLE VARIABLE LIFE
                                        INSURANCE COMPANY
[Seal]


Attest:

/s/ Pauline Sherman                        /s/ James M. Benson
--------------------------              By:------------------------------------
Secretary                                  President and Chief Executive Officer

28903

                                                                       Exhibit A

                                                                RESTATED CHARTER

                                                                              OF

                                            THE EQUITABLE LIFE ASSURANCE SOCIETY
                                                            OF THE UNITED STATES


ARTICLE I

         The name of the corporation shall continue to be The Equitable Life Assurance Society of the United States.

ARTICLE II

         The principal office of the corporation shall be located in the City of New York, County of New York, State of New York.

ARTICLE III

         (a) The business to be transacted by the corporation shall be the kinds of insurance business specified in Paragraphs 1, 2 and 3 of Subsection (a) of
Section 1113 of the Insurance Law of the State of New York, as follows:

                  (1) "Life insurance": every insurance upon the lives of human beings, and every insurance appertaining thereto, including the granting of endowment benefits, additional benefits in the event of death by accident, additional benefits to safeguard the contract from lapse, accelerated payments of part or all of the death benefit or a special surrender value upon diagnosis (A) of terminal illness defined as a life expectancy of twelve months or less, or (B) of a medical condition requiring extraordinary medical care or treatment regardless of life expectancy, or provide a special surrender value, upon total and permanent disability of the insured, and optional modes of settlement of proceeds. "Life insurance" also includes additional benefits to safeguard the contract against lapse in the event of unemployment of the insured. Amounts paid the insurer for life insurance and proceeds applied under optional modes of settlement or under dividend options may be allocated by the insurer to one or more separate accounts pursuant to section four thousand two hundred forty of the Insurance Law of the State of New York;

                  (2) "Annuities": all agreements to make periodical payments for a period certain or where the making or continuance of all or some of a series of such payments, or the amount of any such payment, depends upon the continuance of human life, except payments made under the authority of paragraph (1) above. Amounts paid the insurer to provide annuities and proceeds applied under optional modes of settlement or under dividend options may be allocated by the insurer to one or more separate accounts pursuant to section four thousand two hundred forty of the Insurance Law of the State of New York;

                  (3) "Accident and health insurance": (i) insurance against death or personal injury by accident or by any specified kind or kinds of accident and insurance against sickness, ailment or bodily injury, including insurance providing disability benefits pursuant to article nine of the workers' compensation law, except as specified in item (ii) hereof; and (ii) non-cancellable disability insurance, meaning insurance against disability resulting from sickness, ailment or bodily injury (but excluding insurance solely against accidental injury) under any contract which does not give the insurer the option to cancel or otherwise terminate the contract at or after one year from its effective date or renewal date;

and any amendments to such paragraphs or provisions in substitution therefor which may be hereafter adopted; such other kind or kinds of business now or hereafter authorized by the laws of the State of New York to stock life insurance companies; and such other kind or kinds of business to the extent necessarily or properly incidental to the kind or kinds of insurance business which the corporation is authorized to do.

         (b) The corporation shall also have all other rights, powers, and privileges now or hereafter authorized or granted by the Insurance Law of the State of New York or any other law or laws of the State of New York to stock life insurance companies having power to do the kind or kinds of business hereinabove referred to and any and all other rights, powers, and privileges of a corporation now or hereafter granted by the laws of the State of New York and not prohibited to such stock life insurance companies.

ARTICLE IV

         The business of the corporation shall be managed under the direction of the Board of Directors.

ARTICLE V

         (a) The Board of Directors shall consist of not less than 13 (except for vacancies temporarily unfilled) nor more than 36 Directors, as may be determined from time to time by a vote of a majority of the entire Board of Directors. No decrease in the number of Directors shall shorten the term of any incumbent Director.

         (b) The Board of Directors shall have the power to adopt from time to time such By-Laws, rules and regulations for the governance of the officers, employees and agents and for the management of the business and affairs of the corporation, not inconsistent with this Charter and the laws of the State of New York, as may be expedient, and to amend or repeal such by-laws, rules and regulations, except as provided in the By-Laws.

         (c) Any or all of the Directors may be removed at any time, either for or without cause, by vote of the shareholders.

         (d) No Director shall be personally liable to the corporation or any of its shareholders for damages for any breach of duty as a Director; provided, however, that the foregoing provision shall not eliminate or limit (i) the liability of a Director if a judgment or other final adjudication adverse to him or her establishes that his or her acts or omissions were in bad faith or involved intentional misconduct or that he or she personally gained in fact a financial profit or other advantage to which he or she was not legally entitled, or were acts or omissions which (a) he or she knew or reasonably should have known violated the Insurance Law of the State of New York or (b) violated a specific standard of care imposed on Directors directly, and not by reference, by a provision of the Insurance Law of the State of New York (or any regulations promulgated thereunder) or (c) constituted a knowing violation of any other law; or (ii) the liability of a Director for any act or omission prior to September 21, 1989.

ARTICLE VI

         (a) The Directors of the corporation shall be elected at each annual meeting of shareholders of the corporation in the manner prescribed by law. The annual meeting of shareholders shall be held at such place, within or without the State of New York, and at such time as may be fixed by or under the By-Laws. At each annual meeting of shareholders, directors shall be elected to hold office for a term expiring at the next annual meeting of shareholders.

         (b) Newly created directorships resulting from an increase in the number of Directors and vacancies occurring in the Board of Directors shall be filled by vote of the shareholders.

         (c) Each Director shall be at least twenty-one years of age, and at all times a majority of the Directors shall be citizens and residents of the United States, and not less than three of the Directors shall be residents of the State of New York.

         (d) The Board of Directors shall elect such officers as are provided for in the By-Laws at the first meeting of the Board of Directors following each annual meeting of the shareholders. In the event of the failure to elect officers at such meeting, officers may be elected at any regular or special meeting of the Board of Directors. A vacancy in any office may be filled by the Board of Directors at any regular or special meeting.

ARTICLE VII

         The duration of the corporate existence of the corporation shall be perpetual.

ARTICLE VIII

         The amount of the capital of the corporation shall be $2,500,000, and shall consist of 2,000,000 Common Shares, par value $1.25 per share.




44859-1.DOC


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